Exhibit 10.11

£8,000,000 FACILITY AGREEMENT dated 18 March 2011 for FEMCARE GROUP LIMITED as Borrower with JPMORGAN CHASE BANK, N.A., LONDON BRANCH as Lender

TERM FACILITY AGREEMENT

JPMorgan Chase Bank, N.A.
125 London Wall
London EC2Y 5AJ

Schedule 1	Conditions Precedent	39
Schedule 2	Requests	42
Schedule 3	Mandatory Cost Formulae	43
Schedule 4	Form Of Transfer Certificate	45

THIS AGREEMENT is dated 18 March 2011 and made between:

(1)	FEMCARE GROUP LIMITED (Company number: 5147637) as borrower (the "Borrower"); and

(2)	JPMORGAN CHASE BANK, N.A., LONDON BRANCH as lender (the "Lender").

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:

"Additional Cost Rate" has the meaning given to it in Schedule 3 (Mandatory Cost formulae).

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including 21 March 2011.

"Available Facility" means the amount of the Facility, minus the amount of the outstanding Loan.

"Borrower Group" means the Borrower and its Subsidiaries for the time being.

"Break Costs" means the amount (if any) by which:

(a)
the interest which the Lender should have received for the period from the date of receipt of all or any part of the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

"Confidential Information" means all information relating to the Borrower, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, a Lender or which is received by the Lender in relation to, or for the purpose of becoming a Lender under, the Finance Documents or the Facility from any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 32 (Confidentiality); or

(b)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(c)
is known by the Lender before the date the information is disclosed to it by any member of the Group or any of its advisers or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Lender.

"Default" means an Event of Default or any event or circumstance specified in Clause 19 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with any other Party in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

"Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

"Event of Default" means any event or circumstance specified as such in Clause 19 (Events of Default).

"Facility" means the term loan facility in an aggregate amount of £8,000,000 made available under this Agreement as described in Clause 2 (The Facility) to the extent not cancelled or reduced under this Agreement.

"Facility Office" means the office or offices identified with the Lender's signature below or such other office as it may from time to time select by notice to the Borrower as the office or offices through which it will perform its obligations under this Agreement.

"Finance Document" means this Agreement, each Share Charge, the U.S. Guarantee, the Guarantee and any other document designated as such by the Lender and the Borrower.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

"GAAP" means generally accepted accounting principles in the United States of America.

"Group" means the Parent and its Subsidiaries for the time being.

"Guarantee" means the guarantee dated on or around the date of this Agreement between each Guarantor and the Lender pursuant to which Guarantor guarantees the obligations of each other Guarantor to the Lender.

"Guarantors" means the Borrower, Femcare (Holdings) Limited, Femcare Distribution Limited and Femcare-Nikomed Limited.

"Hedging Agreements" means (i) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Borrower and JPMorgan Chase Bank, N.A. and/or its affiliates which is a rate swap, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap, floor, collar, currency swap, cross-currency rate swap, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including an option with respect to any of these transactions), or (ii) any type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, or any combination of the foregoing transactions.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Interest Period" means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest).

"ITA" means the Income Tax Act 2007.

"LIBOR" means in relation to the Loan or Unpaid Sum denominated in a currency other than euro on which interest for a given period is to accrue, the rate per annum at which the Lender was offering to prime banks in the London Interbank Market deposits in the currency of the Loan or Unpaid Sum for a period comparable to the Interest Period of the Loan or Unpaid Sum at or about 11.00 a.m. (London time) on the first day of that Interest Period.

"LMA" means the Loan Market Association.

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Mandatory Cost" means the percentage rate per annum calculated by the Lender in accordance with Schedule 3 (Mandatory Cost formulae).

"Margin" means, subject to Clause 8.2 (Adjustment of Margin), 2 per cent per annum.

"Material Adverse Effect" means a material adverse effect on:

(a)	the financial condition, assets, prospects or business of the Borrower or the consolidated financial condition, assets, prospects or business of the Group taken as a whole;

(b)	the ability of the Borrower to perform its obligations under the Finance Documents to which it is a party; or

(c)	the validity or enforceability of the Finance Documents or any of the rights or remedies of the Lender under the Finance Documents.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Original Consolidated Financial Statements" means the audited consolidated financial statements of the Group for the financial year ended 31 December 2009.

"Parent" means Utah Medical Products, Inc., a Utah corporation.

"Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Permitted Financial Indebtedness" means (i) Financial Indebtedness of the Group in an aggregate principal amount not exceeding $250,000, (ii) the guarantee and indemnity dated 13 June 2008 between the Parent and the Governor and Company of the Bank of Ireland and (iii) the €2,620,399 facility  agreement dated 12 March 2008 between Utah Medical Products Limited and Bank of Ireland.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Interbank Market" means the London interbank market.

"Repayment Date" means the last Business of each Month.

"Repayment Instalment" means each instalment for repayment of the Loan referred to in Clause 6.1 (Repayment of Loan).

"Repeating Representations" means each of the representations set out in Clauses 16.1 (Status) to 16.6 (Governing law and enforcement), Clause 16.9 (No default), sub-clause 16.10.4 of Clause 16.10 (No misleading information), sub-clause 17.11.4 of Clause 17.11 (Financial Statements), Clause 16.12 (Pari passu ranking) and Clause 16.13 (No proceedings pending or threatened).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Selection Notice" means a notice substantially in the form set out in Part B of Schedule 2 (Requests) given in accordance with Clause 9 (Interest Periods).

"Share Charge" means each share charge dated on or about the date of this Agreement, granted in favour of the Lender by (i) the Parent over 65% of the shares in the Borrower, (ii) Femcare (Holdings) Limited over 100% of the shares in Femcare-Nikomed Limited and (iii) Femcare Distribution Limited over 100% of the shares in Femcare-Nikomed Limited.

"Subsidiary" means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Termination Date" means 17 March 2016.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Lender and the Borrower.

"Transfer Date" means, in relation to a transfer, the Transfer Date specified in the Transfer Certificate.

"Unpaid Sum" means any sum due and payable but unpaid by the Borrower under the Finance Documents.

"US Credit Agreement" means the $14,000,000 credit agreement dated on or around the date of this Agreement between the Parent and JP Morgan Chase Bank, N.A.

"US Guarantee" means the US guarantee dated on or around the date of this Agreement granted by the Parent in favour of the Lender pursuant to which the Parent guarantees the obligations of the Borrower under this Agreement to the Lender.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Part A of Schedule 2 (Requests).

"VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction
1.2.1	Unless a contrary indication appears any reference in this Agreement to:

(a)	the "Borrower", the "Lender" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	"assets" includes present and future properties, revenues and rights of every description;

(c)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(d)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(e)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(f)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(g)	a provision of law is a reference to that provision as amended or re-enacted; .and

(h)	a time of day is a reference to London time.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any  Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.3	Currency Symbols and Definitions
"£" and "sterling" denote the lawful currency of the United Kingdom. “$” and “dollars” denote the lawful currency of the United States of America.  Where a sum is stated to be in dollars and such sum is in a currency other than dollars, such sum shall be converted into dollars at the Lender’s spot rate of exchange for the purchase of dollars with sterling in the London foreign exchange market at or about 11:00 a.m. on the day of conversion.

1.4	Third party rights
A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

2.	THE FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower a sterling term loan facility in an aggregate amount of £8,000,000.

3.	PURPOSE

3.1	Purpose
The Borrower shall apply all amounts borrowed by it under the Facility towards the repayment of the Borrower's indebtedness to Lloyds TSB Bank plc and Barclays Private Equity.

3.2	Monitoring
The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent
The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender.  The Lender shall notify the Borrower promptly upon being so satisfied.

4.2	Further conditions precedent
The Lender will only be obliged to make the Loan available to the Borrower if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1	no Default is continuing or would result from the proposed Loan; and

4.2.2	the Repeating Representations to be made by the Borrower are true in all material respects.

5.	UTILISATION

5.1	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 11am on the Utilisation Date.

5.2	Completion of a Utilisation Request
5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the Utilisation is for a Loan of £8,000,000;

(c)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(i)	it specifies the account and bank which must be in the United Kingdom to which the proceeds of the Utilisation are to be credited.

5.2.2	Only one Loan may be requested in each Utilisation Request.

5.3	Availability of Loan
If the conditions set out in this Agreement have been met, the Lender shall make the Loan available by the Utilisation Date through its Facility Office.

5.4	Cancellation of Facility
The Facility which, at that time, is unutilised shall be immediately cancelled at the end of the Availability Period.

6.	REPAYMENT

6.1	Repayment of Loan
6.1.1
The Borrower shall repay the Loan made to it in instalments by repaying on each Repayment Date an amount which reduces the amount of the outstanding Loan by an amount equal to one sixtieth  (1/60th) of the Loan borrowed by the Borrower as at close of business in London on the last day of the Availability Period.

6.1.2	The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality
If, it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

7.1.1	the Lender shall promptly notify the Borrower upon becoming aware of that event whereupon the Facility will be immediately cancelled; and

7.1.2
the Borrower shall repay the Loan made to the Borrower on the last day of the Interest Period for the Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no later than the last day of any applicable grace period permitted by law).

7.2	Change of control
7.2.1	If the Parent ceases to control the Borrower:

(a)	the Borrower shall promptly notify the Lender upon becoming aware of that event;

(b)	the Lender shall not be obliged to fund a Utilisation; and

(c)
the Lender may, by not less than 30 days' notice to the Borrower, cancel the Facility and declare the outstanding Loan, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

7.2.2	For the purpose of sub-clause 7.2.1 above "control" means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Borrower; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower; or

(iii)	give directions with respect to the operating and financial policies of the Borrower which the directors or other equivalent officers of the Borrower are obliged to comply with; or

(b)
the holding of more than one-half of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

7.3	Voluntary cancellation
The Borrower may, if it gives the Lender not less than 5 Business Days' (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of £50,000) of the Available Facility.

7.4	Voluntary prepayment of Loan
7.4.1
The Borrower may, if it gives the Lender not less than 5 Business Days' (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of £50,000).

7.4.2	The Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

7.4.3	Any prepayment under this Clause 7.4 shall satisfy the obligations under Clause 6.1 (Repayment of Loan) in inverse chronological order.

7.5	Restrictions
7.5.1
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.5.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7.5.3	The Borrower may not reborrow any part of the Facility which is prepaid.

7.5.4	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Available Facility except at the times and in the manner expressly provided for in this Agreement.

7.5.5	No amount of the Facility cancelled under this Agreement may be subsequently reinstated.

7.5.6
If all or part of the Loan under the Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Facility (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

8.	INTEREST

8.1	Calculation of interest
The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

8.1.1	Margin;

8.1.2	LIBOR; and

8.1.3	Mandatory Cost, if any.

8.2	Adjustment of Margin
8.2.1	Provided that:

(a)	no Event of Default has occurred; and

(b)	the most recent accounts delivered to the Lender show that the Leverage Ratio for the relevant period is within a range set out below,

the Margin in respect of the Loan shall vary as set out below, once every fiscal quarter:

Leverage Ratio	Margin (% per annum):
Less than or equal to 1.5:1	2%
Greater than 1.5:1 but less than or equal to 2.5:1	2.80%
Greater than 2.5:1	3.75%

8.2.2	For the purposes of this Clause 8.2.2 "Leverage Ratio" has the meaning given to it in the US Credit Agreement.

8.2.3	(i) (ii)	Any change in the Margin under Clause 8.2.1 above will take effect 5 Business Days after the Lender receives the most recent financial statements. For so long as:
(i)	the Borrower is in default of its obligation to provide its financial statements; or

(ii)	an Event of Default is continuing

the Margin for the Loan (if it is not already) will be the highest rate applicable at such time to the Loan as set out above.

8.3           Payment of interest
On the last day of each Interest Period the Borrower shall pay accrued interest on the Loan to which that Interest Period relates.

8.4	Default interest
8.4.1
If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to sub-clause 8.4.2 below is three per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably).  Any interest accruing under this Clause 8.4 shall be immediately payable by the Borrower on demand by the Lender.

8.4.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be three per cent. higher than the rate which would have applied if the overdue amount had not become due.

8.4.3
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.5	Notification of rates of interest
The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods
9.1.1	Subject to this Clause 9, each Interest Period shall be one Month or any other period agreed between the Borrower and the Lender.

9.1.2	An Interest Period for the Loan shall not extend beyond the Termination Date.

9.1.3	Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.           Changes to the calculation of interest

10.1	Market disruption
10.1.1
If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin;

(b)
the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any.

10.1.2
In this Agreement, "Market Disruption Event" means before close of business in London on the Quotation Day for the relevant Interest Period, the Lender determines that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.2	Alternative basis of interest or funding
10.2.1
If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.2.2	Any alternative basis agreed pursuant to sub-clause 10.2.1 above shall, with the prior consent of the Lender and the Borrower be binding on all Parties.

10.3	Break Costs
The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

11.	TAX GROSS UP AND INDEMNITIES

11.1	Definitions
11.1.1	In this Agreement:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means either the increase in a payment made by the Borrower to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

11.1.2	Unless a contrary indication appears, in this Clause 11 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

11.2.1	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

11.2.2	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

11.2.3
If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

11.2.4
If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

11.2.5
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender a statement under section 975 of the ITA or other evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

11.3	Tax indemnity
11.3.1
The Borrower shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

11.3.2	Sub-clause 11.3.1 above shall not apply:

(a)	with respect to any Tax assessed on the Lender:

(i)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which the Lender's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 11.2 (Tax gross-up).

11.3.3	If the Lender makes, or intends to make a claim under sub-clause 11.3.1 above, the Lender shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.
11.4	Stamp taxes
The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability that the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.5	Value added tax
11.5.1
All amounts set out, or expressed in a Finance Document to be payable by the Borrower to the Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to sub-clause 11.5.2 below, if VAT is or becomes chargeable on any supply made by the Lender to the Borrower under a Finance Document, the Borrower shall pay to the Lender (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of such VAT (and the Lender shall promptly provide an appropriate VAT invoice to the Borrower).

11.5.2
Where a Finance Document requires the Borrower to reimburse or indemnify the Lender for any cost or expense, the Borrower shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

11.6	Tax Credit
If the Borrower makes a Tax Payment and the Lender determines that:

11.6.1	a Tax Credit is attributable to either an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

11.6.2	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Borrower which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.	INCREASED COSTS

12.1	Increased costs
12.1.1
Subject to Clause 12.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (b) compliance with any law or regulation made after the date of this Agreement.

12.1.2	In this Agreement "Increased Costs" means:

(a)	a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into a commitment or funding or performing its obligations under any Finance Document.

12.2	Increased cost claims
If the Lender intends to make a claim pursuant to Clause 12.1 (Increased costs), the Lender shall promptly notify the Borrower.

12.3	Exceptions
12.3.1	Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)
compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in sub-clause 11.3.2 of Clause 11.3 (Tax indemnity) applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

12.3.2	In this Clause 12.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 11.1 (Definitions).

13.	OTHER INDEMNITIES

13.1	Currency indemnity
13.1.1
If any sum due from the Borrower under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(a)	making or filing a claim or proof against the Borrower;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

13.1.2	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
13.2	Other indemnities

13.2.1	The Borrower shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date;

(c)
funding, or making arrangements to fund, the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

13.2.2	The Borrower shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.	MITIGATION BY THE LENDER

14.1	Mitigation
14.1.1
The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 11 (Tax gross-up and indemnities), Clause 12 (Increased costs) or paragraph 3 of Schedule 3 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

14.1.2	Sub-clause 14.1.1 above does not in any way limit the obligations of the Borrower under the Finance Documents.

14.2	Limitation of liability
14.2.1	The Borrower shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 14.1 (Mitigation).

14.2.2	The Lender is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

15.	COSTS AND EXPENSES

15.1	Transaction expenses
The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:

15.1.1	this Agreement and any other documents referred to in this Agreement; and

15.1.2	any other Finance Documents executed after the date of this Agreement.

15.2	Amendment costs
If:
15.2.1	the Borrower requests an amendment, waiver or consent; or

15.2.2	an amendment is required pursuant to Clause 23.8 (Change of currency),

the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including, but not limited to, legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement costs
The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including, but not limited to, legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 16 to the Lender on the date of this Agreement.

16.1	Status
16.1.1	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

16.1.2	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

16.2	Binding obligations
The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law as at the date of this Agreement limiting its obligations, legal, valid, binding and enforceable obligations.

16.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

16.3.1	any law or regulation applicable to it;

16.3.2	its or any of its Subsidiaries' constitutional documents ; or

16.3.3	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets.

16.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

16.5	Validity and admissibility in evidence
All Authorisations required or desirable:

16.5.1	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

16.5.2	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

16.6	Governing law and enforcement
16.6.1	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

16.6.2	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

16.7	Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

16.8	No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

16.9	No default
16.9.1	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

16.9.2
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

16.10	No misleading information
16.10.1
Any factual information provided to the Lender prior to the date of this Agreement by any member of the Group was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

16.10.2
All financial projections provided to the Lender prior to the date of this Agreement by any member of the Group have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

16.10.3
Nothing has occurred or been omitted from any factual information and no information has been given or withheld that results in the information provided to the Lender prior to the date of this Agreement being untrue or misleading in any material respect.

16.10.4
All written information (other than the information provided pursuant to sub-clauses 16.10.1 to 16.10.3 above) supplied by any member of the Group is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

16.11	Financial Statements
16.11.1	The Original Consolidated Financial Statements were prepared in accordance with GAAP consistently applied.

16.11.2	The Original Consolidated Financial Statements fairly represent the consolidated financial condition and operations of the Group during the relevant financial year.

16.11.3	There has been no material adverse change in the business or consolidated financial condition of the Group since 31 December 2009.

16.11.4
The financial statements and accounts most recently delivered under Clause 17.1 (Financial Statements) (i) were prepared in accordance with GAAP consistently applied and (ii) give a true and fair view of (if audited) or fairly present (if unaudited) the consolidated financial condition of the Group as at the end of the period to which they relate.

16.12	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.13	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

16.14	Environmental compliance
Each member of the Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

16.15	Environmental Claims
No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim would be reasonably likely, if determined against that member of the Group to have a Material Adverse Effect.

16.16	Taxation
16.16.1
It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (a) payment is being contested in good faith, (b) it has maintained adequate reserves for those Taxes and (c) payment can be lawfully withheld).

16.16.2	It is not materially overdue in the filing of any Tax returns.

16.16.3	No claims are being or are reasonably likely to be asserted against it with respect to Taxes.

16.17	No Immunity
In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

16.18	Private and commercial acts
Its execution of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

16.19	Repetition
The Repeating Representations are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and the first day of each Interest Period except that the representation and warranty set out in sub-clause 16.11.4 of Clause 16.11 (Financial Statements) shall be deemed to be repeated on the date of delivery of such financial statements by reference to the facts and  circumstances existing on such date.

17.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or at any time during the Availability Period.

17.1	Financial Statements
17.1.1	The Borrower shall comply with the provisions of Section 5.01 of the US Credit Agreement.

17.1.2
If requested by the Lender, the Borrower shall provide the Lender with such information required under Section 5.01 of the US Credit Agreement within the timescales detailed in Section 5.01 of the US Credit Agreement.

17.2	Information: miscellaneous
The Borrower shall supply to the Lender:

17.2.1	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

17.2.2
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

17.2.3	promptly, such further information regarding the financial condition, business and operations of the Borrower or any other member of the Group as the Lender may reasonably request.

17.3	Notification of default
17.3.1	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
17.3.2
Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

17.4	"Know your customer" checks
If:

17.4.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

17.4.2	any change in the status of the Borrower or the composition of the shareholders of the Borrower after the date of this Agreement; or

17.4.3	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement,

obliges the Lender (or, in the case of sub-clause 17.4.3 above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in sub-clause 17.4.3 above, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in sub-clause 17.4.3 above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

18.	GENERAL UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or at any time during the Availability Period.

18.1	Authorisations
The Borrower shall promptly:

18.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

18.1.2	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

18.2	Compliance with laws
The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

18.3	Negative pledge
In this Clause 18.3, "Quasi-Security" means an arrangement or transaction described in sub-clause 18.3.2.

18.3.1	The Borrower shall not (and shall ensure that no other member of the Borrower Group will) create or permit to subsist any Security over any of its assets.

18.3.2	The Borrower shall not (and shall ensure that no other member of the Borrower Group will):

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Borrower Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

18.3.3	Sub-clauses 18.3.1 and 18.3.2 above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(a)	any netting or set-off arrangement entered into by any member of the Borrower Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(b)	any payment or close-out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Borrower Group for the purpose of:

(i)	hedging any risk to which any member of the Borrower Group is exposed in its ordinary course of trading; or

(ii)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(c)	any lien arising by operation of law and in the ordinary course of trading;

(d)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Borrower Group after the date of this Agreement if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Borrower Group;

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Borrower Group; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;

(e)
any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Borrower Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Borrower Group, if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of that company becoming a member of the Borrower Group

(f)	any Security or Quasi-Security entered into pursuant to any Finance Document;

(g)
any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Borrower Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Borrower Group;

(h)
any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Borrower Group other than any permitted under paragraphs (a) to (g) above) does not exceed £100,000 (or its equivalent in another currency or currencies).

18.4	Disposals
18.4.1
The Borrower shall not (and shall ensure that no other member of the Borrower Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

18.4.2	Sub-clause 18.4.1 above does not apply to any sale, lease, transfer or other disposal:

(a)	of stock in trade made in the ordinary course of trading and on arm's length terms of the disposing entity;

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality; or

(c)	of obsolete vehicles, plant or equipment..

18.5	Merger
The Borrower shall not (and shall ensure that no other member of Borrower Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.

18.6	Change of business
The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Borrower Group from that carried on at the date of this Agreement.

18.7	Insurance
The Borrower shall (and shall ensure that each other member of the Borrower Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

18.8	Environmental Compliance
The Borrower shall (and shall ensure that each other member of Borrower Group will) comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same where failure to do so might reasonably be expected to have a Material Adverse Effect.

18.9	Environmental Claims
The Borrower shall inform the Lender in writing as soon as reasonably practicable upon becoming aware of the same:

18.9.1	if any Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Borrower Group, or

18.9.2	of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Borrower Group,

where the claim would be reasonably likely, if determined against that member of the Borrower Group, to have a Material Adverse Effect.

18.10	Taxation
The Borrower shall (and shall ensure that each other member of the Borrower Group will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (a) such payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes and (c) such payment can be lawfully withheld).

18.11	Acquisitions
The Borrower shall not (and shall ensure that no other member of the Borrower Group will) acquire any company, business, assets or undertaking.

18.12	Loans and Guarantees
The Borrower shall not (and shall ensure that no other member of the Borrower Group will) make any loans, grant any credit (save in the ordinary course of business and to other members of the Borrower Group) or give any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

18.13	Dividends
The Borrower shall not (and shall ensure that no other member of the Borrower Group will) pay, make or declare any dividend or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) in respect of any financial year of that member of the Borrower Group, other than dividends or other distributions which are made to another member of the Borrower Group.

18.14	Restriction on Financial Indebtedness
(a)	Except as permitted under paragraph (b) below, the Borrower shall not, and shall not permit any of its Subsidiaries, to incur or allow to remain outstanding any Financial Indebtedness other than:

(b)	(i) Financial Indebtedness incurred to another member of the Group and (ii) Permitted Financial Indebtedness.

18.15	Material operating companies
The Borrower shall procure that any other member of the Group which is a material operating company shall, as soon as possible after becoming a material operating company, grant a guarantee in favour of the Lender and that the shareholders of that material operating company will grant a share charge over 100% of the shares in such material operating company.

18.16	Conditions Subsequent
The Borrower shall procure that within 7 days of the date of this Agreement it shall provide the Lender with:

(a)           a written resolution of the shareholders of the Borrower approving the amended Articles of Association of the Borrower;

(b)             in which the directors of the Borrower circulate the shareholders resolution to amend the Articles of Association and note that the shareholders resolution to amend the Articles of Association was approved.

19.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 19 is an Event of Default (save for Clause 21.13 (Acceleration)).

19.1	Non-payment
The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
19.1.1	its failure to pay is caused by:

(a)	administrative or technical error; or

(b)	a Disruption Event; and

19.1.2	payment is made within 2 Business Days of its due date.

19.2	Other obligations
19.2.1	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 19.1 (Non-payment)).

19.2.2
No Event of Default under sub-clause 19.2.1 above will occur if the failure to comply is capable of remedy and is remedied within 5 Business Days or the earlier of (A) of the Lender giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

19.3	Misrepresentation
Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

19.4	Cross default
19.4.1	Any Financial Indebtedness of any member of the Borrower Group is not paid when due nor within any originally applicable grace period.

19.4.2
Any Financial Indebtedness of any member of the Borrower Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

19.4.3
Any creditor of any member of the Borrower Group becomes entitled to declare any Financial Indebtedness of any member of the Borrower Group due and payable prior to its specified maturity as a result of an event of default (however described).

19.4.4
No Event of Default will occur under this Clause 19.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within sub-clauses 19.4.1 to 19.4.3 above is less than $250,000 (or its equivalent in another currency or currencies).

19.5	Credit Agreement Default
An Event of Default (as defined in the US Credit Agreement) occurs under the US Credit Agreement or none of the provisions of the US Credit Agreement are in force.

19.6	Insolvency
19.6.1
A member of the Borrower Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

19.6.2	The value of the assets of any member of the Borrower Group is less than its liabilities (taking into account contingent and prospective liabilities).

19.6.3	A moratorium is declared in respect of any indebtedness of any member of the Borrower Group.

19.7	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:

19.7.1
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Borrower Group other than a solvent liquidation or reorganisation of any member of the Borrower Group other than the Borrower;

19.7.2	a composition, compromise, assignment or arrangement with any creditor of any member of the Borrower Group;

19.7.3
the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Borrower Group other than the Borrower), receiver, administrative receiver, administrator, compulsory  manager or other similar officer in respect of any member of the Borrower Group or any of its assets; or

19.7.4	enforcement of any Security over any assets of any member of the Borrower Group,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 19.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen days of commencement.

19.8	Creditors' process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Borrower Group having an aggregate value of £50,000 and is not discharged within 21 days.

19.9	Unlawfulness
It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

19.10	Repudiation
The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

19.11	Governmental Intervention
By or under the authority of any government:

19.11.1
the management of any member of the Borrower Group is wholly or partially displaced or the authority of any member of the Borrower Group in the conduct of its business is wholly or partially curtailed; or

19.11.2
all or a majority of the issued shares of any member of Borrower Group or the whole or any part (the book value of which is 10 per cent. or more of the book value of the whole) of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired.

19.12	Material adverse change
Any event or circumstance occurs which the Lender reasonably believes might have a Material Adverse Effect.

19.13	Acceleration
On and at any time after the occurrence of an Event of Default the Lender may, by notice to the Borrower:

19.13.1	cancel the Facility whereupon the Facility shall immediately be cancelled;

19.13.2
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

19.13.3	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

20.	CHANGES TO THE LENDER

20.1	Assignments and transfers by the Lender
The Lender may assign any of its rights or transfer by novation any of its rights and obligations to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

20.2	Conditions of assignment or transfer
20.2.1	An assignment will only be effective on:

(a)
receipt by the Borrower of written confirmation from the New Lender (in form and substance satisfactory to the Borrower (acting reasonably)) that the New Lender will assume the same obligations to the other Parties as it would have been under if it was the Lender; and

(b)
performance by the Lender of all "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Lender shall promptly notify to the New Lender.

20.2.2	A transfer will only be effective if the procedure set out in Clause 20.4 (Procedure for transfer) is complied with.

20.2.3	If:

(a)	the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender (or the Lender acting through its new Facility Office) under Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased costs), then the New Lender (or the Lender acting through its new Facility Office) is only entitled to receive payment under those Clauses to the same extent as the Lender (or the Lender acting through its previous Facility Office) would have been if the assignment, transfer or change had not occurred.

20.3	Limitation of responsibility of the Lender
20.3.1	Unless expressly agreed to the contrary, the Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of the Borrower;

(c)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

20.3.2	Each New Lender confirms to the Lender that it:

(a)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with this Agreement and has not relied exclusively on any information provided to it by the Lender in connection with any Finance Document; and

(b)
will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or at any time during the Availability Period.

20.3.3	Nothing in any Finance Document obliges the Lender to:

(a)	accept a re-assignment or re-transfer from a New Lender of any of the rights and/or obligations assigned or transferred under this Clause 20; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

20.4	Procedure for transfer
20.4.1
Subject to the conditions set out in Clause 20.2 (Conditions of assignment or transfer) a transfer is effected in accordance with sub-clause 22.4.2 below when the Lender and the New Lender execute a Transfer Certificate.

20.4.2	On the Transfer Date:

(a)
to the extent that in the Transfer Certificate the Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(b)
the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Lender; and

(c)	the New Lender shall become a Party as a "Lender".

20.5	Security over Lender's rights
In addition to the other rights provided to the Lender under this Clause 20.5, the Lender may without consulting with or obtaining consent from the Borrower at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

20.5.1	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

20.5.2
if the Lender is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(a)
release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by the Borrower or grant to any person any more extensive rights than those required to be made or granted to the Lender under the Finance Documents.

21.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

22.	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:

22.1.1	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

22.1.2	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

22.1.3	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

23.	PAYMENT MECHANICS

23.1	Payments to the Lender
23.1.1
On each date on which the Borrower is required to make a payment under a Finance Document, the Borrower shall make the same available to the Lender for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

23.1.2	Payment shall be made to such account in London with such bank as the Lender may notify to the Borrower by not less than five Business Days' notice.

23.2	Payments by the Lender
23.2.1
On each date on which the Lender is required to make a payment under a Finance Document, the Lender shall make the same available to the Borrower for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

23.2.2	Payment shall be made to such account in London with such bank as the Borrower may notify to the Lender in the relevant Utilisation Request.

A payment will be deemed to have been made by the Lender on the date on which it was required to be made under this Agreement if the Lender has, on or before that date, taken steps to make that payment in accordance with the regulations or operating procedures of the clearing system used by the Lender in order to make the payment.

23.3	Distributions to the Borrower
The Lender may (with the consent of the Borrower or in accordance with Clause 24 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

23.4	Partial payments
23.4.1
If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in any order selected by the Lender.

23.4.2	Sub-clause 25.4.1 above will override any appropriation made by the Borrower.

23.5	No set-off by the Borrower
All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

23.6	Business Days
23.6.1
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

23.6.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

23.7	Currency of account
23.7.1	Subject to sub-clauses 23.7.2 and 23.7.3 below Sterling is the currency of account and payment for any sum from the Borrower under any Finance Document.

23.7.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

23.7.3	Any amount expressed to be payable in a currency other than Sterling shall be paid in that other currency.

23.8	Change of currency
23.8.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(b)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

23.8.2
If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

23.9	Disruption to Payment Systems etc.
If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

23.9.1
the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

23.9.2
the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in sub-clause 23.9.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

23.9.3
any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 29 (Amendments and Waivers); and

23.9.4
the Lender shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 23.9.

24.	SET-OFF

The Lender may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

25.	NOTICES

25.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

25.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

25.2.1	in the case of the Borrower, that identified with its name below; and
25.2.2	in the case of the Lender, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days' notice.

25.3	Delivery
25.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 25.2 (Addresses), if addressed to that department or officer.

25.3.2
Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature below (or any substitute department or officer as the Lender shall specify for this purpose).

25.4	English language
25.4.1	Any notice given under or in connection with any Finance Document must be in English.

25.4.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)
if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

26.	CALCULATIONS AND CERTIFICATES

26.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

26.2	Certificates and Determinations
Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

27.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

28.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

29.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties.

30.	CONFIDENTIALITY

30.1	Confidential Information
The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 30.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

30.2	Disclosure of Confidential Information
The Lender may disclose:

30.2.1
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this sub-clause 30.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

30.2.2	to any person:

(a)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(b)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(c)
appointed by the Lender or by a person to whom paragraph  (a) or (b) of this sub-clause 30.2.2 applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (a) or (b) of this sub-clause 30.2.2;

(e)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom or for those benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 20.5 (Security over Lender's rights);

(g)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(h)	who is a Party; or

(i)	with the consent of the Borrower;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(i)
in relation to paragraphs (a), (b) and (c) of this sub-clause 30.2.2, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(ii)
in relation to paragraph (d) of this sub-clause 30.2.2, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(iii)
in relation to paragraphs (e), (f) and (g) of this sub-clause 30.2.2, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable to so do in the circumstances;

30.2.3
to any person appointed by the Lender or by a person to whom paragraphs (a) and (b) of sub-clause 30.2.2 above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this sub-clause 30.2.3 if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the Lender.

30.3	Entire agreement
This Clause 30 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

30.4	Notification of disclosure
The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:

30.4.1
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (e) of sub-clause 30.2.2(e) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

30.4.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 30 (Confidentiality).

30.5	Continuing obligations
The obligations in this Clause 30 (Confidentiality) are continuing and, in particular, shall survive and remain binding on the Lender for a period of twelve months from the earlier of:

30.5.1	the date on which all amounts payable by the Borrower under or in connection with this Agreement have been paid in full and the Facility has been cancelled or otherwise ceases to be available; and

30.5.2	the date on which the Lender otherwise ceases to be a Lender.

31.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

32.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

33.	ENFORCEMENT

33.1	Jurisdiction
33.1.1
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

33.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

33.1.3
This Clause 33.1 is for the benefit of the Lender only.  As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
Conditions precedent

Conditions Precedent to Initial Utilisation

1.	The Borrower

(a)	A copy of the constitutional documents of the Borrower.

(b)	A copy of a resolution of the board of directors of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Borrower (signed by a director) confirming that borrowing the Facility would not cause any borrowing or similar limit binding on the Borrower to be exceeded.

(e)	A certificate of the Borrower (signed by a director) confirming that the giving of the Guarantee would not cause any guaranteeing or similar limit binding on the Borrower to be exceeded.

(f)
A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	The Guarantors

(a)	A copy of the constitutional documents of each Guarantor.

(b)	A copy of a resolution of the board of directors of each Guarantor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c) (d)
A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

A written resolution of the shareholders of each Guarantor (other than the Borrower) approving its entry into and execution of the Guarantee.

(e)	A written resolution of the shareholders of Femcare-Nikomed Limited approving the amended Articles of Association of Femcare-Nikomed Limited.

(f)
A copy of minutes of a board meeting of the directors of Femcare-Nikomed Limited in which the directors of Femcare-Nikomed Limited circulate the shareholders resolution to amend the Articles of Association and note that the shareholders resolution to amend the Articles of Association was approved.

(g)	A certificate of each Guarantor (signed by a director) confirming that giving of the Guarantee would not cause any guaranteeing or similar limit binding on the relevant Guarantor to be exceeded.

(h)
A certificate of an authorised signatory of the each Guarantor certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

3.	Other documents and evidence

(a)	The Guarantee, the US Guarantee, each Share Charge, the US Credit Agreement and this Agreement executed by each party to it.

(b)	The Original Consolidated Financial Statements.

(c)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 15 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(d)	Evidence that all of the conditions precedent to the US Credit Agreement have been satisfied.

(e)	Evidence that all Financial Indebtedness, Security and guarantees (other than those arising under any Finance Document or the US Credit Agreement) have been discharged in full.

(f)	A funds flow statement.

(g)	Evidence that the Borrower has entered into Hedging Agreements which effectively limit the amount of interest to be paid by the Borrower on 100% of the Loan.

(h)	The Utilisation Request duly executed by the Borrower.

(i)
A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 2
Requests

Utilisation Request

From:	Femcare Group Limited

To:	JPMorgan Chase Bank, N.A., London Branch

Dated:	18 March 2011

Dear Sirs

Femcare Group Limited – £8,000,000 Facility Agreement
dated 18 March 2011 (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	18 March 2011
Currency of Loan:	£
Amount:	£8,000,000
Interest Period:	One Month

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to:

Osborne Clarke Client Account
National Westminster Bank
Bristol City Office
PO Box 238
32 Corn Street
Bristol BS99 7UG
Account No: 00708542
Sort code: 560005
IBAN: GB06 NWBK 5600 0500 7085 42

5.	This Utilisation Request is irrevocable.

Yours faithfully
/s/ Kevin L. Cornwell
authorised signatory for
Femcare Group Limited

SCHEDULE 3

Mandatory Cost formulae

1.
The Mandatory Cost is an addition to the interest rate in relation to the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Lender shall calculate a rate (the "Additional Cost Rate") in accordance with the paragraphs set out below (expressed as a percentage rate per annum).

3.
The Additional Cost Rate for the Lender if lending from a Facility Office in a Participating Member State will be the percentage determined by the Lender as the cost of complying with the minimum reserve requirements of the European Central Bank.

4.	The Additional Cost Rate for the Lender lending from a Facility Office in the United Kingdom will be calculated by the Lender as follows:

(a)	in relation to a sterling Loan

AB + C (B - D) + E x 0.01	per cent. per annum
100 - (A + C)
(b)	in relation to a Loan in any currency other than sterling

E x 0.01	per cent. per annum
300

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which the Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which the Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Lender on interest bearing Special Deposits.

E
is the rate of charge payable by the Lender to the Financial Services Authority pursuant to the Fees Rules (calculated for this purpose by the Lender as being the average of the Fee Tariffs applicable to the Lender) and expressed in pounds per £1,000,000 of the Tariff Base of the Lender.

5.	For the purposes of this Schedule:

(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Fees Rules" means the rules on periodic fees contained in the FSA Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.	The Lender shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates the Lender.

8.
Any determination by the Lender pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to the Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

9.
The Lender may from time to time, after consultation with the Borrower, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 4
Form of Transfer Certificate

To:

Dated:

[Borrower] – [                  ] Facility Agreement

dated [                   ] (the "Agreement")

1.
We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 20.4 (Procedure for transfer):

(a)
The Lender and the New Lender agree to the Lender transferring to the New Lender by novation all or part of the Lender's commitment, rights and obligations referred to in the Schedule in accordance with Clause 20.4 (Procedure for transfer).

(b)	The Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 25.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Lender's obligations set out in sub-clause 20.3.3 of Clause 20.3 (Limitation of responsibility of the Lender).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

SIGNATURES

THE BORROWER

FEMCARE GROUP LIMITED

By:	/s/ Paul O. Richins

Name:	Paul O. Richins

Title:	Director

Address:	Stuart Court, Spursholt Place Salisbury Road
Romsey, Hampshire SO51 6DJ

Fax:

Attention:

THE LENDER

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

By:	/s/ Paul Hogan

Name:	Paul Hogan

Title:	Executive Director

Address:	125 London Wall
London EC2Y 5AJ

Fax:

Attention: